Exhibit 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Announces Closure Plans For Its Tunneling Business; Company will seek buyers for business and assets; charges will affect 2007 results

Chesterfield, MO - March 29, 2007 - Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today announced that its Board of Directors has approved the Company’s plan to exit the tunneling business in an effort to improve the Company’s overall financial performance and to better align the Company’s operations with its long-term strategic initiatives. Insituform will not bid on any new tunneling projects and expects to complete work on its existing contracts by mid-2008. Insituform will seek a buyer or buyers for its tunneling business and associated assets.

As a result of the tunneling business exit, Insituform will recognize cash and non-cash pre-tax charges of up to approximately $21 million, with a majority of the charges to be recognized in the first half of 2007. The Company expects a liquidation value of as much as $20 million in cash from the disposal of the business and its assets, including working capital.

“During the last four years we have transformed Insituform into a leaner company with an improved cost structure, a sharper strategic focus and significantly better financial results. We regard our decision to exit the tunneling business at this time as one of the last steps in this transformation process,” said Thomas S. Rooney Jr., President and Chief Executive Officer. “While we have remained committed to the turnaround of this operation to this point, the tunneling business is not a core business segment for us and continues to report losses despite its improved performance. Exiting this business segment at this time will enable us to increase our focus on our core business of rehabilitation, particularly in light of the current U.S. rehabilitation market issues. We expect to be able to use cash garnered from the liquidation of the tunneling assets and the ongoing cash collected from projects as they are completed to make strategic investments and to grow our core business more quickly.”

Tunneling projects typically involve the construction of man-entry sized pipelines with access through vertical shafts. From the vertical shaft a tunnel is constructed using a steerable, locally controlled tunnel boring machine. Pipe is typically installed after the tunnel is constructed. As of February 28, 2007, the tunneling contract backlog remaining to be completed was approximately $66 million.

On March 26, the tunneling operation was awarded a $65 million tunneling project in Milwaukee, Wisconsin. Given the decision to close the business, management will work with the project owner to seek to either rescind the award or have the ability to sell or assign the contract. However, the Company is prepared to move forward to complete this project in a timely manner in the event an accommodation cannot be reached with the project owner. The project is expected to be completed by late 2009 or early 2010.

“We want to assure our existing tunneling customers that we intend to fulfill all contractual obligations and responsibilities associated with our customers, partners and vendors as we wind down this business. Most of these projects will be completed this year and all will be completed by mid-year 2008,” Rooney said.

In the first quarter of 2007, Insituform will recognize a pre-tax, non-cash charge of approximately $9 million, $5.8 million after-tax, or $0.21 per diluted share, to reflect the impairment of goodwill and intangible assets. The Company will also incur additional non-cash impairment charges for equipment and other assets of up to approximately $4.0 million on a pre-tax basis ($2.6 million on an after-tax basis; $0.09 per diluted share) which will be recorded in the first and second quarters of 2007, as the plans for disposal become more readily estimable.

In addition, Insituform will incur cash charges to exit the business of up to approximately $8 million on a pre-tax basis, $5.2 million after-tax, or $0.18 per share, which will include property, equipment and vehicle lease termination and buyout costs, employee termination benefits and retention incentives, among other ancillary shut-down expenses. These costs will be recorded as incurred, in accordance with generally accepted accounting principles (“GAAP”).

As of the date of this release, the Company has completed amendments of its bank and Senior Note facilities to exclude the non-recurring charges from maintenance covenants in the current fiscal year. Therefore, the Company expects to be in compliance with all covenants as required under existing lending arrangements.

Other assets, including recorded contract claims with customers, are expected to be liquidated during the wind-down period by the end of 2008.

In accordance with GAAP, this business will not be presented as a discontinued operation for financial reporting purposes until substantially all exit and disposal activities have been completed.

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this document, the words anticipate, estimate, believe, plan, and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties and include among others, our belief with respect to the accuracy of our current estimates of aggregate fair value of the tunneling segment's fixed assets that will be realizable in sales transactions, the accuracy of our current projections of the cash costs of lease termination or buyout payments, employee retention incentives and severance benefits and other shutdown expenses, our ability to complete the tunneling segment's existing contracts on a timely and profitable basis, our ability to redeploy net value of the tunneling segment's fixed assets into our rehabilitation and Tite Liner® business segments on an efficient and profitable basis, and other factors set forth in reports and other documents filed by us with the Securities and Exchange Commission from time to time. We do not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Controller
(636) 530-8000